Exhibit 10.2

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (“Agreement”), dated as of the Effective Date, hereinafter defined, is made by and between NEWTEC SERVICES GROUP, Inc. (“Seller”), a South Carolina corporation operating in good standing having an address at 333 Hart Street, Edgefield, South Carolina 29803, and FORCE PROTECTION TECHNOLOGIES, Inc., a Nevada corporation operating in good standing in South Carolina, having an address at 9801 Highway 78, Bldg #3, Ladson, South Carolina 29456 (“Purchaser”).

I.

Definitions; Sale and Purchase; Inspections

1.1          Definitions. For the purpose of this Agreement, the following terms shall have the meanings indicated:

(a)                   Closing shall mean the execution of all documents and the payment of all funds necessary to transfer title to the Property from Seller to Purchaser.

(b)                   Closing Date shall mean the date specified in Section 7.1.

(c)                   Code shall mean the Internal Revenue Code of 1986, as amended

(d)                   Cut-off Time shall mean 11:59 p.m. on the date preceding the Closing Date.

(e)                   Effective Date shall mean the date this Agreement is last executed by Seller or Purchaser.

(f)                    Equipment shall mean all fixtures, furniture, furnishings, fittings, tools, machinery, apparatus, appliances, vehicles and other articles of personal property (other than the Expendables) located at the Property.

(g)                   Escrow Agent shall mean Philip H. Woolhiser, Attorney.

(h)                   Expendables shall mean all chemicals, explosives, shells and similar materials.

(i)                    Hazardous Substances shall mean any substance or material of a type which (A) has been or is at any time determined by any state or federal court in a reported decision to be a waste, pollutant, contaminant, hazardous waste or hazardous substance, (B) has been or is determined by any governmental authority to be a waste, pollutant, contaminant, hazardous waste, hazardous substance or hazardous material capable of posing a risk of injury to health, safety or property, or (C) is described as, or has been or is determined to be a waste, pollutant, contaminant, hazardous waste, hazardous substance, or hazardous material under any Hazardous Waste Law.

(j)                    Hazardous Waste Law shall mean any law, statute, ordinance, code, rule, regulation, decree, resolution or requirement promulgated by any governmental authority with respect to Hazardous Substance, including, without limitation, the following: (A) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq.; (B) the Comprehensive Environmental Response; Compensation and Liability Act of 1980, as amended by the Superfund

Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.; (C) the Clean Water Act, 33 U.S.C. Section 1251 et seq.; (D) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; (E) the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2629; (F) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (G) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (H) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; and (I) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.

(k)                           Improvements shall mean the buildings, structures (surface and sub-surface), installations and other improvements, including such fixtures and appurtenances as shall constitute real property located on the Range.

(l)                            Land shall mean the land and all appurtenances thereto, located on Highway 25, 12 miles north of Edgefield, SC, and more particularly described in Exhibit A to this Agreement upon which the Range is situated together with all appurtenances to the Land.

(m)                          NEWTEC shall mean Newtec Services Group, Inc.

(n)                           Permits shall mean all licenses, franchises, permits, leases, authorizations and approvals used in or relating to the ownership, occupancy, blasting or operation of or on any part of the Range.

(o)                           Property shall mean the Land and its Improvements, Equipment and Expendables.

(p)                           Range shall mean the nominal 303.6 Acre parcel of land known as Lot 1 and the nominal 2.61 Acre parcel of land known as Lot 2 adjoining SC Hwy 25, 12  miles North of Edgefield and all of its facilities located on the parcel of  land.

(q)                           Transferred Property shall have the meaning set forth in Section1.2.

1.2          Sale and Purchase. Seller agrees to sell the Property, the Equipment, the Expendables, and the assignable Permits, (collectively, the “Transferred Property”) to Purchaser, and Purchaser agrees to acquire the Transferred Property from Seller, subject to the terms, covenants, conditions and provisions set forth in this Agreement.

II.

Consideration

2.1          Consideration. In consideration of the sale of the Transferred Property, Purchaser shall pay to Seller cash in the amount of Five Million Five Hundred Thousand and 00/100 ($5,500,000.00) Dollars (the “Purchase Price”), payable as follows:

$5,050,000.00	at Closing
$150,000.00	on January 1, 2008 (non-compete provision)
$150,000.00	on January 1, 2009 (non-compete provision)
$150,000.00	on January 1, 2010 (non-compete provision)

2.2          Allocation of Payment. The above $5,050,000.00 payment made at Closing shall be allocated as follows:

$150,000.00	to the non-compete agreement
$2,100,000.00	to Land and Improvements
$800,000.00	to Furniture/Fixtures and Equipment
$2,000,000.00	to Goodwill and other Capital intangible assets where value is derived from:

a)	attainment of various critical Federal/State Permits & Licenses	$800,000.00
b)	development of certain critical Standard Operating Procedures.	$600,000.00
c)	other special expertise	$400,000.00
d)	existing customer base	$200,000.00

III.

Title

3.1          Title Conveyed. Seller shall, on the Closing Date, convey to Purchaser fee title to the Property by means of a general warranty deed, and clear title to the equipment and expendables as shall be demonstrated by Seller in a UCC 11 to be provided by Seller at Closing and transferred pursuant to a bill of sale in the form attached hereto as Exhibit H.

IV.

Representations, Warranties, Covenants
and Conditions Precedent

4.1          Seller’s Representations and Warranties. Seller represents and warrants to Purchaser that:

(a)           The execution and delivery of this Agreement has been or will be at the time of Closing duly authorized by all necessary and appropriate action of Seller.

(b)           No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby or the performance by Seller of its obligations under this Agreement, or the continued operation of the Land as the Range, except for such consents as shall be obtained by Seller prior to the Closing.

(c)           To the best of Seller’s knowledge, all Permits necessary for the operation of the Range are set forth in Exhibit E to this Agreement and in full force and effect. However, not all permits are transferable. Exhibit E will distinguish the transferable permits. Except as otherwise disclosed to Purchaser in writing, Seller has received no written notice of any material violations of any Permit. Copies of the Permits containing all material provisions thereof will be delivered to Purchaser within ten (10) days from the Effective Date.

(d)           Seller has not received any written notice of, and there are no material violations of laws, ordinances, orders or regulations (“Laws”) of governmental or quasi-governmental authorities with respect to the Transferred Property (including, without limitation, those related to Hazardous Waste Laws, environmental, zoning, land-use, labor or employment matters).

(e)           Seller is not currently a party to any litigation or other proceedings which, if, adversely determined, would have a material adverse effect on the ownership or operation of the Transferred Property, or the financial condition or results of operations of the Transferred Property, nor has Seller received any written notice that any such litigation or other proceedings are to be instituted.

(f)            Seller has no employees. All personnel needs are met through use of subcontracts.

(g)           Within ten (10) days from the Effective Date, Seller will provide to Purchaser all existing copies, in Seller’s possession or control, of all bills for real estate and personal property taxes and assessments for the current tax year and the two (2) immediately preceding tax years.

(h)           Seller is not aware of any Hazardous Substances on the Land or in the buildings to be leased by Purchaser.

(i)            Seller has good, valid and marketable title free to the Transferred Property which is free and clear of all encumbrances.

(j)            Seller has timely filed all material returns and reports, and paid all taxes with respect to the Transferred Property.

(k)           Seller warrants that the Equipment is in good operating condition and repair.

(l)            Seller has not made any arrangement with anyone for a broker or finder fee arising out of this Agreement.

(m)          Seller represents that the Transferred Property includes all the assets, rights, properties and contracts necessary to the continued conduct of the Range by Purchaser substantially in the manner as it is currently conducted by the Seller.

(n)           Seller is a duly organized an validly existing corporation, is in good standing in the State of South Carolina and has full power to enter into this Agreement and to perform its obligations under this Agreement.

(o)           The Permits in Exhibit E are the only permits required for operation of the Range.

4.2          Conditions Precedent to Sellers Obligations. Seller’s obligations under this Agreement are conditioned upon the satisfaction of the following conditions as of the Closing Date:

(a)           Purchaser’s representations and warranties set forth in this Agreement shall continue to be materially true and accurate; and

(b)           Purchaser shall have performed all of its obligations under this Agreement.

4.3          Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller that:

(a)           Purchaser is a duly organized and validly existing corporation, is in good standing in the State of Nevada and is qualified to do business in South Carolina and has full power to enter into this Agreement and to perform its obligations under this Agreement.

(b)           The execution and delivery of this Agreement has been or will be duly authorized by all necessary and appropriate corporate action of Purchaser.

(c)           No consent or approval of any person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or the performance by Purchaser of its obligations under this Agreement, except for such consents as shall be obtained by Purchaser prior to the Closing.

(d)           Purchaser is relying solely upon its own inspections, investigations, research and analyses of the Closing in entering into this Agreement and, except for the representations and warranties of Seller set forth in Section 4.1 above, is not relying in any way upon any representations, warranties, statements, plans, specifications, cost estimates, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives to Purchaser or its representatives, whether oral or written (all such matters herein referred to as the “Delivered Information”), express or implied, of any nature whatsoever regarding any such matters. Except as otherwise provided in Section 4.1 above,  other implied warranties arising out of state or federal law and Section 5.1, Seller shall have no liability with respect to the accuracy or completeness of the Delivered Information.

(e)           Subject to the representations and warranties of Seller set forth in Section 4.1 above and the indemnity in Section 5.1, Purchaser agrees that: (i) Purchaser shall accept the Property in its present state and condition and “AS-IS WITH ALL FAULTS”, (ii) Seller shall not be obligated to do any restoration, repairs or other work of any kind or nature whatsoever on the Property and, specifically, but without derogating from the generality or the foregoing, Seller shall not be responsible for any work on or improvement of the property necessary to cause the Property to meet any applicable laws, statutes, ordinances, rules, regulations, codes, covenants, conditions or restrictions dealing with the presence, use, transportation or storage of Hazardous Substances, or to repair, retrofit or support any portion of the Improvements due to the seismic or structural integrity (or any deficiencies therein) of the Improvements. Purchaser agrees that no patent or latent condition affecting the Property in any way, whether or not known or discoverable or discovered after the Closing Date, shall affect Purchaser’s obligation to purchase the Property or to perform any other act otherwise to be performed by Purchaser under this Agreement, nor shall any such condition give rise to any action, proceeding, claim or right of damage (except for a breach of the representations and warranties of Seller set forth in Section 4.1 and the indemnity in Section 5.1) or rescission against Seller.

4.4          Conditions Precedent to Purchaser’s Obligations. Purchaser’s obligations under this Agreement are conditioned upon the satisfaction of the following conditions as of the Closing Date:

(a)           Within ten (10) days from the Effective Date, Seller shall deliver to Purchaser financial statements for the Range operation (consisting of un-audited financial statements for the last three (3) years and are in all material respects true and correct and accurately reflect the financial condition of the Range as of the dates stated therein and there have been no material adverse changes in the financial condition of the Range since the date of such statements. “Financial statements” shall be defined as charts of account, net sales and revenue;

(b)           Provision of evidence satisfactory to Purchaser that Seller is not a “foreign person” as defined in the Code;

(c)           Seller’s representations and warranties set forth in this Agreement shall continue to be materially true and accurate; and

(d)           Seller shall have performed all of its obligations under this Agreement.

4.5          Remedies Regarding Representations and Warranties. By executing and delivering the documents listed in Section 7.4(a) below, Seller shall be deemed to have made all of the foregoing representations and warranties of Seller in Section 4.1 above, as of the date hereof and as of the Closing. Should any of such representations and warranties be found to be incorrect in any material respect prior to the Closing, Seller shall use reasonable efforts to attempt to cure the same by the Closing. If Seller is unable to cure same by the Closing, at Purchaser’s option, the Closing shall be postponed until five (5) business days following Purchaser’s receipt of proof satisfactory to Purchaser that such matters have been cured, provided, however, if Seller is unable to cure the same within fifteen (15) days from the scheduled Closing Date, Purchaser shall be entitled either to waive the same and close this transaction or to terminate this Agreement. In the event Purchaser elects to terminate this Agreement pursuant to this Section 4.5 neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement.

4.6          Covenants. Seller or Purchaser, as applicable, covenant and agree that prior to the Closing:

(a)           Seller will not sell exchange, assign, transfer, convey, lease or otherwise dispose  of all or any part of the Transferred Property or any interest therein except for Expendables which are sold or consumed and replaced or replenished by Seller in the ordinary course of business, without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed; provided, however, that                in the event Purchaser fails to respond to Seller within three (3) business days after Purchaser is notified of such disposition, such failure to respond shall be deemed to constitute Purchaser’s approval of same.

(b)           Seller will not enter into any contracts, licenses, easements or other agreements relating to the Transferred Property which will obligate Purchaser or be a charge or lien against the Property, except those necessary to continue the operation of the Range in the ordinary course of business and which are terminable without penalty on no more than thirty (30) days notice, without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed; provided, however, that in the event Purchaser fails to respond to Seller within three (3) business days after Purchaser is notified of such matters, such failure to respond shall be deemed to constitute Purchaser’s approval of same.

(c)           Seller will cause the Transferred Property to be operated and maintained in the manner in which it is being operated and maintained as of the date of this Agreement which undertaking includes, but is not limited to, maintaining Expendables, of such quantities and quality as are consistent with Seller’s current practices.

(d)           Seller will promptly notify Purchaser of any matter arising prior to the Closing and known to Seller which might materially and adversely affect the operation of the  Range including, without limitation, the commencement of any litigation or proceeding or any written notice of a violation of Laws issued by any governmental or quasi-governmental authority.

(e)           Seller will maintain until the Closing Date the Range’s existing insurance coverage. Seller will maintain insurance on the Property for its full insurable value and/or assume all risk of loss, until the Closing Date.

(f)            Seller will not take any actions that will (i) materially adversely affect title to the Transferred Property, and/or (ii) cause any of the representations or warranties of Seller set forth in Section 4.1 above to be materially untrue as of the Closing Date.

(g)           It is agreed that the Purchaser is NOT acquiring any ownership interest in Seller or its existing “armaments” business, provided however that Purchaser shall have the right of first refusal to undertake the commercial development of any new products or technology developed by Seller upon mutually acceptable terms and conditions. Seller agrees not to compete with the Purchaser’s commercial operation of the Range by operating a Competitive Business in the Territory as the terms are defined in  Exhibit D during the period of Seller’s employment by Purchaser, and for two (2) years thereafter as set forth in Exhibit D. This Section shall survive Closing.

(h)           It is agreed that the Purchaser is entering into this transaction in reliance on its expectation this it will be able to acquire the necessary permits and permissions to carry out blasting and ballistic research at the blast range. In the event that for reasons outside the Purchaser’s control, all permits, presently in the name of Seller and required for the present operation of the Range, have not been obtained in the name of the Purchaser by March 1, 2007, the Purchaser shall have the option of voiding this Agreement.

V.

Indemnity

5.1          Seller’s Indemnification Obligations:  Seller shall indemnify, defend and hold harmless     Purchaser for any litigation, claims, property damage, personal injury, environmental issues, insurance claims, prior contract matters, employee claims, contract claims, tax returns and any other matter related to the Range, the Transferred Property arising or occurring prior to Closing. Seller shall also indemnify, defend and hold harmless Purchaser from any claims of contamination from Hazardous Substances existing or occurring at the Range prior to Closing or any violations of Hazardous Waste Laws associated with the Transferred Property prior to Closing.

5.2          Purchaser’s Indemnification Obligations:  Purchaser shall indemnify, defend and hold harmless Seller for any litigation, claims, property damage, personal injury, environmental issues, insurance claims, contract matters, employee’s claims, contract claims, tax returns and any other matters related to the Range, the Transferred Property, arising or occurring after Closing. Purchaser shall also indemnify defend and hold harmless Seller from any claims of contamination from Hazardous Substances introduced by Purchaser at the Range after Closing but only to the extent such Hazardous Substances were not preexisting or any violations of Hazardous Waste Laws associated with the Transferred Property after Closing but only to the extent such violations were not caused or contributed to by Seller.

5.3          This Article V. shall survive Closing.

Vl.

Remedies

6.1          Sellers Remedies. If Purchaser fails to perform its obligations under this Agreement, and such failure is admitted by Purchaser or conformed by a court of competent jurisdiction, arising prior to the Closing Date for any reason, except the failure of any condition precedent to Purchaser’s obligations under this Agreement, the Seller shall have the right to exercise any of the following as its sole and exclusive remedy:  (a) to terminate this Agreement by giving Purchaser written notice of such election prior to or at the Closing; (b) to waive the default and close; or (c) to enforce specific performance of this Agreement.

6.2          Purchaser’s Remedies. If Seller fails to perform its obligations under this Agreement, and such failure is admitted by Seller or conformed by a court of competent jurisdiction, arising prior to the Closing Date for any reason, except the failure of any condition precedent to Seller’s obligations under this Agreement, then Purchaser shall have the right to exercise any one of the following as its sole and exclusive remedy: (a) to terminate this Agreement by giving Seller written notice of such election prior to or at the Closing,; (b) to waive the default and close; or (c) to enforce specific performance of this Agreement.

6.3          Attorneys’ Fees. If any litigation or other enforcement proceeding is commenced in connection with this Agreement, then the prevailing party shall be entitled to receive payment of its reasonable attorneys’ fees and expenses and court costs from the other party.

Vll.

Closing Matters

7.1          Closing Date. The Closing shall be held on or before March 16, 2007.

7.2          Adjustment and Prorations. The matters and items set forth below shall be apportioned between Seller and Purchaser or, where applicable, credited in total to a particular party:

(a)           Taxes. All real and personal property taxes and special assessments, if any, whether payable in installments or not, shall be prorated as of the Cut-Off Time. If such taxes for the tax year in which the Closing occurs have not been finally determined on the Closing Date, then such taxes shall be prorated on an estimated basis using the most current information available.

(b)           Utility Charges. Utility charges for telephone, gas, electricity, water and other services shall not be prorated to the extent that Seller can make arrangements for the rendering of final bills based on meter readings as of the Cut-Off Time. Seller shall be responsible for the payment at the Closing of all bills for utility charges up to and including the Cut-Off Time. To the extent that utility bills cannot be rendered as of the Closing Date, such charges for the period through the Cut-Off Time shall be prorated as of the Cut-Off Time based upon the most recent available bills and readjusted on the basis of the actual bills as and when received. Any utility deposits shall be transferred to Purchaser and credited to Seller at the Closing.

(c)           Operating Expenses and Trade Accounts. Seller shall be responsible for all operating expenses and trade accounts of the Transferred Property up to and including the Cut-Off Time; provided, however, that Purchaser shall be responsible for all purchase orders (“Purchase Orders”) made by Seller in the ordinary course of business for Expendables not delivered to the Range as of the Closing Date. To the extent the amounts of such items are then known, Seller shall pay such items at the Closing and shall pay the balance of such items in the ordinary course of business, but in no event later than the date which is forty-five (45) days after the date on which Seller receives written invoices for such items. Notwithstanding the foregoing, Purchaser acknowledges and agrees that Seller may postpone and/or contest payment of any operating expense or trade account which is the subject of a bona fide dispute. Seller agrees to indemnify and hold Purchaser harmless from and against any claims or other matters relating to such operating expenses and trade accounts. All operating expenses and trade accounts accruing after the Cut-Off Time (“Post Closing Expenses”) shall be the responsibility of Purchaser. Purchaser agrees to indemnify and hold Seller harmless from and against any claims or other matters relating to (i) the Purchase Orders, or (ii) the Post-Closing Expenses. This Section shall survive the Closing.

(d)           Subcontract Employees. Seller shall pay to Subcontractors, as provided in Section 7.7, all wages (including accrued but unused vacation pay, if any) that any Range Subcontractor is owed, as of the Closing Date, pursuant to statute, or contract.

7.3          Intentionally left blank

7.4          Closing Documents.

(a)           On or before the Closing Date, Seller shall deliver into Escrow or to Purchaser, as appropriate:

(i)            a general warranty grant deed conveying the fee estate in the Land to Purchaser, duly authorized, executed and acknowledged by Seller, in the form commonly used in the state where the Land is located (“General Warranty Deed”);

(ii)           a bill of sale transferring to Purchaser all of the Furnishings, Expendables (other than those items leased or loaned to Seller as described in Exhibits C and D), duly authorized and executed by Seller, in Exhibit B in a  form mutually agreeable to the parties, together with original certificates of title for all vehicles that are part of the Transferred Property, endorsed to transfer same to Purchaser (and any necessary governmental forms to effect the transfer);

(iii)          possession of the Property;

(iv)          a certified copy of such corporate and partnership authorizations, approvals and incumbencies of Seller as the Title Company shall reasonably require;

(v)           any and all plans and specifications for the Improvements on the Property in Seller’s possession.

(vi)          transfer/assignment of the hunting lease if owner of the land consents, and

(vii)         office lease for the items in Exhibit B in a form mutually agreeable to the parties and consistent with this Agreement.

(b)           On or before the Closing Date, Purchaser shall deliver into Escrow or to Seller, as appropriate:

(i)            the portion of Purchase Price to be paid at Closing pursuant to Section 2.1 hereof and any other funds needed to satisfy Purchaser’s obligations hereunder;

(ii)           such corporate or partnership authorizations, approvals and incumbencies as Seller or the Title Company shall reasonably require.

7.5          Closing Costs. Seller shall pay for all documentary transfer taxes, and deed preparation costs. Purchaser shall pay all costs associated with its due diligence investigations, all recording costs, and the premium attributable to the title insurance policy. Each party shall pay its own attorneys’ fees

7.6          Real Estate Commissions. Not Applicable. No real estate transaction entities are involved.

7.7          Staff. Seller shall terminate or arrange for the termination of all subcontractors as of the Closing Date and shall pay to the subcontractors all wages (including accrued but unused vacation pay, if any) that any subcontractor is owed, as of the Closing Date, pursuant to statute, or contract. Any required adjustment in such credits or payments shall be made within thirty (30) days after the Closing Date. Seller will indemnify and hold Purchaser harmless from and against any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) that may be incurred by, or asserted against, Purchaser after the Closing which involves any matter relating to a past or present subcontractor concerning acts or omissions occurring prior to the Closing Date (including, without limitation, any claims which have not yet been asserted by the Closing Date). This indemnity applies, without limitation, to all forms of labor and/or contract claims under state, federal or local law, whether brought in judicial, administrative or other proceedings, private or public. This Section 7.7 shall survive the Closing.

7.8          Disbursements and Other Actions by Escrow Agent. At the Closing, Escrow Agent shall promptly undertake all of the following in a manner hereinbelow indicated:

(a)           Disburse all funds deposited with Escrow Agent by Purchaser as follows:

(i)            If, as a result of the prorations and credits pursuant to Section 7.2 above, amounts are to be charged to the account of Seller, deduct the total amount of such charges;

(ii)           Deduct and pay to the appropriate party all items chargeable to the account of Seller pursuant to Section 7.5 above;

(iii)          Pay to the appropriate party from funds deposited by Purchaser all items chargeable to the account of Purchaser pursuant to Section 7.5 above;

(iv)          Disburse the balance of the funds due to Seller, to or as directed by Seller; and

(v)           Disburse any remaining funds to, or a, directed by Purchaser.

All amounts and payees with respect to the items listed above shall be shown on settlement statements executed at the Closing.

(b)           Cause the General Warranty Deed to be recorded in the Edgefield County Clerk of Court’s Office and to return the General Warranty Deed to Purchaser after recordation.

(c)           Take such other actions as Seller and Purchaser may deem necessary or convenient for the consummation of the Closing.

7.9          Survival. The provisions of this Article VII shall survive the Closing.

VIII.

Condemnation and Risk of Loss

8.1          Condemnation and Casualty. Seller shall promptly notify Purchaser of any condemnation proceeding filed or any casualty to the Property occurring prior to the Closing.

(a)           Condemnation. If any condemnation proceeding filed prior to the Closing may result in the loss of all or any portion of the Property, then this Agreement shall, at Purchaser’s sole election, either (i) continue in effect without modification of the terms thereof, in which event, upon the Closing, Purchaser shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding, or (ii) terminate by Purchaser’s written notice to Seller and Escrow Agent, delivered within five (5) days after receipt by Purchaser of notice of such condemnation, and all obligations, duties, rights and entitlements of Seller and Purchaser shall terminate, and the  parties  shall continue to be obligated under the confidentiality provisions set forth in Section 9.13 below.

(b)           Casualty. In the event of fire, casualty or any other damage of any kind whatsoever (insured or uninsured) to the Property which costs Fifty Thousand and No/100 Dollars ($50,000.00) or more to repair, replace or rededicate, Purchaser may terminate this Agreement and all obligations, duties, rights and entitlements of Seller and Purchaser shall terminate, except the parties shall continue to be obligated under the confidentiality provisions set forth in Section 9.13 below. If any such occurrence costs less than Fifty Thousand and No/100 Dollars ($50,000.00) to repair, replace or rededicate, or if Purchaser does not elect to terminate this Agreement, then Seller shall assign all available insurance proceeds to Purchaser (and Purchaser shall receive a credit against the Purchase Price for any such proceeds that are received and retained by any creditor of Seller), and the parties shall proceed to the Closing pursuant to the terms and conditions hereof, without modification of the terms of this Agreement and without any reduction in the Purchase Price.

IX.

Miscellaneous

9.1          Entire Agreement. This Agreement (including the Exhibits attached hereto) constitutes the complete and final expression of the agreement of the parties relating to the Property and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Property. This Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought.

9.2          Binding Effect. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties to this Agreement; provided, however, the same is not intended nor shall it be construed as creating any rights in or for the benefit of any person or entity other than the parties to this Agreement and their respective successors and assigns.

9.3          Notices. Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Agreement to be made or accepted by either party must be in writing. Notice may, unless otherwise provided herein, be given or served by depositing the same in the United States mail, postage paid, registered or certified, and addressed to the party to be notified, with return receipt requested; or by delivery by overnight courier; or by facsimile transmission. Notice deposited in the mail in the manner herein above described shall be effective two (2) business days after such deposit. Notice by overnight courier shall be effective one business day after deposit with the courier service. Notice given by facsimile transmission shall be effective on the business date delivered as evidenced by the printed delivery confirmation receipt retained by the sender. For the purposes of Notice, the addresses of the parties shall be:

Seller:	NEWTEC Services Group, Inc.
Keith T. Williams
PO Box 643
Edgefield, SC 29824

Purchaser:	Force Protection Technologies, Inc.
Ray W. Pollard
9801 Highway 78 Building 1
Ladson, SC 29456

The parties shall have the right from time to time to change their respective addresses for notice by at least five (5) days written notice to the other party.

9.4          Governing Law. This Agreement shall be construed in accordance with the laws of the State of South Carolina.

9.5          Article and Section Headings. The article and section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several provisions of this Agreement.

9.6          Obligations  Subject to any limitations set forth in this Agreement, the terms, conditions, warranties, representations, obligations, agreements, indemnities and rights set forth in this Agreement shall survive the Closing, but upon expiration of the respective period of survivability for each, they shall merge into the various documents executed and delivered at the time of the Closing.

9.7          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8          Nonrecordation. Neither this Agreement nor any memorandum thereof shall be recorded.

9.9          Time of the Essence. Time is of the essence of this Agreement and of the obligations of the parties to purchase and sell the Property, it being acknowledged and agreed by and between the parties that any delay in effecting a closing pursuant to this Agreement may result in loss or damage to this party in full compliance with its obligations hereunder.

9.10        Invalid Provisions. If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

9.11        Computation of Time. The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day. If the last day of any time period stated herein shall fall on a Saturday, Sunday, or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday. Unless preceded by the word “business,” the word “day” shall mean a calendar day. The phrase “business day” or “business days” shall mean those days on which the Superior Court of the County in which the Property is located in is open for business.

9.12        Seller’s Knowledge. Wherever the phrase “to the best of the Seller’s knowledge” or any similar phrase stating or implying a limitation on the basis of knowledge appears in this Agreement, such phrase shall mean the present actual knowledge of the President  of NEWTEC, without any duty of inquiry or independent investigation of the relevant matter by such individual.

9.13        Confidentiality. Neither Seller nor Purchaser shall release or cause or permit to be released any press notices or releases or publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of the purchase and sale of the Property or the transactions contemplated hereunder, nor shall Purchaser or its agents or representatives disclose, in any manner whatsoever, (i) the information provided to Purchaser by Seller or its representatives, or (ii) any analyses, compilations, studies or other documents or records prepared by or on behalf of Purchaser, in connection with Purchaser’s due diligence investigation of the Property, without first obtaining the written consent of the other party (collectively, “Propriety Information”). The foregoing shall not preclude either party from discussing the Proprietary Information with any person who is employed by such party or who, on behalf of such party, is actively and directly participating in the purchase and sale of the Property, including, without limitation, to such party’s shareholders, partners, existing or prospective lenders, attorneys, accountants and other consultants and advisors, or from complying with all laws, rules, regulations and court orders, including without limitation, governmental regulatory, disclosure, tax and reporting requirements; provided, however, that if any party is required by applicable law to legal process to disclose any Proprietary Information, such party agrees to furnish only that portion of the Proprietary Information which such party is legally compelled to disclose and to use its best efforts to obtain assurance that, if possible, confidential treatment will be accorded to the Proprietary Information. Seller and Purchaser shall inform their respective representatives of the confidential nature of the Proprietary Information and shall direct them to be bound by the terms of this Section 9.13. In addition to any other remedies available to a party, each party shall have the right to seek equitable relief, including without limitation, injunctive relief or specific performance, against the other party in order to enforce the provisions of this Section 9.13. The provisions of this Section 9.13 shall survive the Closing and any termination of this Agreement.

9.14        Amendment to the Agreement/Waiver of Matters or Conditions. No term or condition of this Agreement will be deemed to have been amended or waived unless expressed in writing, and the waiver of any condition of the breach of any term will not be a waiver of any subsequent breach of the same or any other term or condition.

IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto on the date and year first above written.

SELLER:

Date:

By:	/s/ Keith Williams	NEWTEC Services Group, Inc.

Its:

PURCHASER:

Date:

By:	/s/ Michael Durski	Force Protection Technologies, Inc.

Its:

EXHIBIT A

Land, Materials and Fixtures

Land (303.6 acres) – as described in Plat Book 13, Page 100 and parcel ID #065-00-00-014-000

Land (2.61 acres) -    as described in Plat Book 13, Page 100 and parcel ID #065-00-00-005-000

Transfer/assignment of Hunting Lease (184 acres) subject to owner’s approval

Operational Directives:

NEWTEC Explosive Range Standard Operating Procedures;

NEWTEC Ballistic Range Standard Operating Procedures;

NEWTEC Explosive Operations Safety Plan;

NEWTEC Defense Safeguards and Security Plan;

DOD/ATF Approved Explosive Inventory and Maintenance Logs

Hazardous Materials Review Course

These are Standard Operating Procedures (SOP’s) and logs developed by NEWTEC that will be reviewed, updated and re-established by Company  within (30) days after the Closing Date.

Range Equipment:

•      D5M Caterpillar high track bulldozer

•      JCB Backhoe

•      John Deere 5500

•      Implements include:  Box blade, harrow, ripper, scraper blade, bush hog and  seeder/spreader

•      Polaris (6) wheel drive range vehicle

•      Miller Bobcat Generator, welder, ESAB plasma cutter, air tank systems

Range Structures:

•	Permanent Type 1 – ATF/State Approved Explosives Magazine (bulk explosives storage)
•	Mobil Type 11 – ATF/State Approved Explosive Magazine (inside building) for detonator storage
•	Hardened Concrete Explosives Pressing and Fabrication Building with press
•	Hardened Concrete Remote Press Control Building with protective roof
•	4 – Hardened Concrete Barricades with backstops for explosive test shots
•	Hardened concrete barricades
•	Main control bunker
•	Shoot house with target bunker, camera/data house – Includes shooting platforms, velocity chronographs, reloading benches and stations
•	12 x 20 storage/utility building – assortment of range tools
•	Ballistics shooting range and backstop (600 meters)
•	Explosive panel testing station for precision explosive scale workups
•	35 ft. Camper Trailer
•	Related Intangible Assets

EXHIBIT B

Lease of  Building, Lab And Workshop Spaces

Purchaser shall lease the buildings and other facilities in town from the date of Closing through December 31, 2008 pursuant to a standard commercial lease for $3,000 per month. See Exhibit B-1 attached, which in the event of conflict between Exhibit B and Exhibit B-1, Exhibit B-1 shall prevail.

Office & workshop in town:  Main Office – 3300 sq. ft.

Assets acquired in the purchase, but utilized at leased facilities:

Ballistics Lab (1 set of dies for each caliber, timing chronographs, 1 set of .50, 7.62 and 5.56 caliber ballistic platforms):

Ballistics lab and complete set of reloading equipment for armor testing, ammo workups and production operations

Armor testing weapons platforms:  .50 Cal, .30 Cal (7.62mm), .223 Cal. (5.56mm)

Extensive inventory of .50, .30 (7.62) and .223 Cal (5.56) Armor Piercing and regular ammo reloading equipment, cases, bullets, powders, primers

Office Space

•      DOD SECRET Facility w/steel cipher lock doors & office space

•      General admission front office space and bathroom area

•      General admission front lobby entry area

•      Classroom and lab space

Workspace and warehouse:

•      Delta HD drill press

•      Medium size 36 inch Jet machine lathe

•      Full assortment of hand tools (screwdrivers, pliers, hammers, saws, etc)

•      Full complement of hand power tools – hand drills, skill and demolition saws, router, dremel tool, sanders

•      Tool accessories, bits and supplies

•      Assortment of framing lumber, PVC pipe, drain pipe, steel and metal for frame systems

•      Pressure washer, 2 ea – range generators – Coleman 5000 watt and a Honda 5000 watt

EXHIBIT B-1  attached

EXHIBIT C

Newtec Retained equipment and other material

Since FPI does not desire to purchase the main building in town, NEWTEC will retain the desk, tables, chairs and furniture in the main office, including built in countertops and appliance items in the kitchen/classroom and lab space. NEWTEC will also retain its operational equipment in the workshop to include the inert gas chamber, the hydraulic bullet and fragment production presses, 1 set of the ballistic lab reloading equipment and dies, and the work benches and table tops in the shop area. Other items retained will be personal journals, reference publications, awards, plaques including computers and printers.

EXHIBIT D

Employment Agreement Between Purchaser and Keith Williams

The Purchaser and Keith Williams will execute Purchaser’s standard employment agreement to hire Keith Williams as a full time, at will employee of Purchasers for the period from Closing through December 31, 2008 at an annual salary of $150,000 (plus customary benefits) to undertake the following specific activities:

Manage the use of the blast range for the Company’s Research and Development activities; and Develop and operate the blast range as a commercial test facility for use by third parties, to include soliciting contracts and managing the commercial operations on behalf of the Company on a similar basis as the Range was previously operated for Newtec. Promptly upon Closing the parties shall undertake to contact Newtec’s customers and advise them of the change of ownership of the range and encourage their continued use of the facility.

EXHIBIT E

(Operations Permits)

EXHIBIT F

(Violation of Laws, Ordinances, Orders of Regulations)

EXHIBIT G

(Pending Litigation)

EXHIBIT H

(Bill of Sale)